NewsRelease

TC PipeLines, LP announces 2019 second quarter financial results

HOUSTON, Texas – August 1, 2019 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported net income attributable to controlling interests of $55 million and distributable cash flow of $70 million for the three months ended June 30, 2019.
“Our portfolio of high quality natural gas pipelines performed well in the second quarter of 2019, continuing to benefit from strong natural gas flows and contracting levels. The decrease in earnings year-over-year was expected and is largely reflective of the Bison contract payouts late last year together with the rate decreases emanating from the 2018 FERC actions,” said Nathan Brown, President of TC PipeLines, GP, Inc. “We have continued to pay down debt with available cash during the quarter and believe that our healthy balance sheet positions us well to self-fund our current level of organic growth with capacity to fund additional expansions down the road. Through the medium term, we are targeting a run-rate for our bank leverage metric in the high three to low four times area and a coverage ratio of 1.3 to 1.4 times. We right-sized our distribution in 2018 to be able to meet these targets and we are maintaining it at the current level of 65 cents per unit again this quarter.”
“Our Portland XPress and Westbrook XPress projects are progressing well and we expect they will both be fully in-service by late 2022. We continue to source additional expansion opportunities such as our potential North Baja expansion and a project on our Iroquois pipeline together with other organic growth options and will keep the market apprised of these projects as they progress. The strong demand for natural gas transportation on our current suite of assets is necessitating important maintenance and other capital work on our systems which we are performing to ensure ongoing safe and reliable operations for our customers,” added Brown. “We continue to believe that our assets are well situated to serve our customers and their need for natural gas transportation and will create value well into the future.”

Second quarter highlights (unaudited)
•	generated net income attributable to controlling interests of $55 million
•	paid cash distributions of $47 million
•	declared cash distribution of $0.65 per common unit for the second quarter of 2019
•	generated EBITDA of $99 million and distributable cash flow of $70 million
•	reduced overall debt balance by $83 million, including a $50 million payment on our 2013 Term Loan Facility
•
received approval from the Federal Energy Regulatory Commission (FERC) to increase the certificated capacity on Portland Natural Gas Transmission System (PNGTS) for Phase I of its Westbrook XPress project

•	Standard & Poor’s (S&P) upgraded credit rating to BBB/Stable from BBB-/Stable

The Partnership’s financial highlights for the second quarter of 2019 compared to the same period in 2018 were:
	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
(millions of dollars, except per common unit amounts)	2019	2018	2019	2018
Net income	57	75	157	177
Net income attributable to controlling interests	55	73	148	169
Net income per common unit – basic and diluted (a)	$0.75	$1.00	$2.03	$2.33

Earnings before interest, taxes, depreciation and amortization (EBITDA) (b)	99	124	241	274

Cash distributions paid	(47)	(47)	(95)	(123)
Class B distributions paid	-	-	(13)	(15)
Distributable cash flow (b)	70	101	186	213

Cash distribution declared per common unit	$0.65	$0.65	$1.30	$1.30

Weighted average common units outstanding – basic and diluted (millions) (c)	71.3	71.3	71.3	71.2

Common units outstanding, end of period (millions) (c)	71.3	71.3	71.3	71.3

(a)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of net income attributable to the General Partner, by the weighted average number of common units outstanding. Refer to the “Financial Summary-Consolidated Statements of Income” section of this release.

(b)
Distributable cash flow and EBITDA are non-GAAP financial measures. Refer to the description of these non-GAAP financial measures in the section of this release entitled “Non-GAAP Measures” and the Supplemental Schedule for further detail.

(c)	Under the at-the-market (ATM) program, no common units were issued during the three and six months ended June 30, 2019 (June 30, 2018 – nil and 732,973 units issued).

Recent business developments:
Cash distributions – On July 23, 2019, the board of directors of our General Partner declared the Partnership’s second quarter 2019 cash distribution in the amount of $0.65 per common unit payable on August 14, 2019 to unitholders of record as of August 2, 2019. The declared distribution to our General Partner was $1 million for its two percent general partner interest.
Credit rating upgrade - On July 23, 2019, S&P upgraded the Partnership’s credit rating to BBB/Stable from BBB-/Stable primarily due to the improvement in our financial risk profile resulting from our ongoing deleveraging efforts.
2018 FERC actions update:
On May 24, 2019 Northern Border’s amended settlement agreement previously filed with FERC on April 4, 2019 was approved by the FERC and its 501-G proceeding was terminated. Until superseded by a subsequent rate case or settlement, effective January 1, 2020, the amended settlement agreement extends the two percent rate reduction implemented on February 1, 2019 to July 1, 2024.
FERC has now closed all 501-G dockets for our pipeline systems with the exception of Great Lakes.

Growth projects update:
PNGTS’ Portland XPress (PXP) Project - Our PXP project was initiated in 2017 in order to expand deliverability on the PNGTS system to Dracut, Massachusetts through re-contracting and construction of incremental compression within PNGTS’ existing footprint in Maine. The project was designed to be phased in over a three-year period which began November 1, 2018 (Phase I). Phases II and III are expected to be in-service on November 1, 2019 and 2020, respectively. Beginning 2021, the project is expected to generate approximately $50 million in annual revenue for PNGTS. During 2018, PNGTS filed the required applications with FERC for all three phases of PXP which included an amendment to its Presidential Permit and an increase in its certificated capacity through the addition of a compressor unit at its jointly owned facility with Maritimes and Northeast Pipeline LLC to bring additional natural gas supply to New England. The total final volume of the project is approximately 183,000 Dth/ day; 40,000 Dth/day from Phase I, 118,400 Dth/day from Phase II, which includes re-contracting and renewal of expiring contracts, and 24,600 Dth/day from Phase III. We continue to advance this project and have received all approvals for filings to date. We intend to file with FERC for approval to proceed with construction of Phase III of the project in early 2020.

PXP is secured by long-term agreements and when all phases of the project are in service, PNGTS will be effectively fully contracted until 2032.

PNGTS’ Westbrook XPress Project (Westbrook XPress) –Westbrook XPress is an estimated $125 million multi-phase expansion project that is expected to generate approximately $35 million in revenue for PNGTS on an annualized basis when fully in service. It is part of a coordinated offering to transport incremental Western Canadian Sedimentary Basin natural gas supplies to the Northeast U.S. and Atlantic Canada markets through additional compression capability at an existing PNGTS facility. Westbrook XPress is designed to be phased in over a four-year period with Phases I, II and III estimated in-service dates of November 2019, 2021, and 2022, respectively. These three phases will add incremental capacity of approximately 43,000 Dth/day, 69,000 Dth/day, and 18,000 Dth/day, respectively. Westbrook XPress, together with PXP, will increase PNGTS’ capacity by 90 percent from 210,000 Dth/day to approximately 400,000 Dth/day.
FERC issued an Order Granting Certificate on July 2, 2019, approving PNGTS’ request to increase its certificated capacity under Westbrook XPress Phase I, effective November 1, 2019.
Iroquois Gas Transmission ExC Project (Iroquois ExC Project)- In May 2019, one of Iroquois' customers, Consolidated Edison, Inc., announced that they had reached a precedent agreement to develop and permit incremental pipeline delivery capacity into New York City. Iroquois' "Expansion through Compression" or ExC Project would optimize the Iroquois system to meet current and future gas supply needs of utility customers while minimizing environmental impact through enhancements at existing compressor stations along the pipeline. If successful, the project's total capacity is expected to be approximately 125,000 Dth/day with an estimated in-service date in November 2023. The capital cost of this project is still to be determined as the optimal facility set is finalized during the regulatory process for this potential expansion. This project would be 100 percent underpinned with 20-year contracts.

Results of operations
The Partnership’s net income attributable to controlling interests decreased by $18 million in the three months ended June 30, 2019 compared to the same period in 2018, mainly due to the following:
Transmission revenues – Revenues were lower due largely to the decrease in revenue from Bison Pipeline LLC (Bison). During the fourth quarter of 2018, two of Bison’s customers elected to pay out the remainder of their contracted obligations on Bison and terminate the associated transportation agreements. Revenues were further reduced by the following:

•	lower revenue on GTN due to its scheduled 10 percent rate decrease effective January 1, 2019 as part of the settlement reached with its customers in 2018; and
•	lower revenue from PNGTS primarily due to the expiration of its legacy recourse rate contracts, partially offset by revenues from Phase I of PXP which went into service November 1, 2018.

Equity earnings - The $6 million decrease was primarily due to the following:

•
decrease in Great Lakes’ and Northern Border’s equity earnings as a result of rate reductions in early 2019 related to the 2018 FERC actions, together with an increase in operating costs related to compliance programs and allocated management and operational expenses from TC Energy; and

•	decrease in Iroquois’ equity earnings as a result of the scheduled reduction of its existing rates as part of the 2019 Iroquois Settlement.
Depreciation – The decrease in depreciation expense during the second quarter of 2019 was a direct result of the long-lived asset impairment recognized during the fourth quarter of 2018 on Bison, which effectively eliminated the depreciable base of the pipeline.
Financial charges and other - The $2 million decrease was primarily attributable to the repayment of our $170 million Term Loan during the fourth quarter of 2018 and the net $40 million repayment of borrowings under our Senior Credit Facility during the first quarter of 2019.
EBITDA was lower for the second quarter of 2019 compared to the same period in 2018. The $25 million decrease was primarily due to lower revenue and equity earnings during the period, as discussed above.
Our distributable cash flow decreased by $31 million in the second quarter of 2019 compared to the same period in 2018 due to the net effect of:
•	lower EBITDA from our consolidated subsidiaries;
•
higher maintenance capital expenditures related to major compression equipment overhauls on GTN and pipe integrity costs on Tuscarora, North Baja and GTN, all the result of higher transportation volumes of natural gas;

•	lower interest expense due to repayment of the $170 million Term Loan during the fourth quarter of 2018 and the repayment of the Senior Credit Facility in the first quarter of 2019;
•
higher distributions from our equity investment in Northern Border primarily due to lower capital spending related to decreased compressor station maintenance costs, partially offset by reduced earnings as discussed above; and

•	lower distributions from our equity investment in Great Lakes primarily due to an increase in its capital spending on its compliance and integrity programs and decreased earnings as discussed above.

Cash flow analysis

Operating cash flows
The Partnership’s net cash provided by operating activities increased by $5 million in the six months ended June 30, 2019 compared to the same period in 2018 primarily due to the net effect of: lower net cash flow from operations of our consolidated subsidiaries primarily due to the decrease in Bison’s and GTN's revenues, partially offset by an increase in PNGTS’ revenue, offset by:
•	amount and timing of earnings and cash distributions received from equity investments due to:
o	lower capital spending related to decreased compressor station maintenance costs on Northern Border;
o	net higher earnings generated by Northern Border and Great Lakes from the fourth quarter of 2018 to first quarter of 2019 compared to the same period in the prior year;
o	higher distributions from our equity investments; and
•	positive impact from amount and timing of operating working capital changes.

Investing cash flows
During the six months ended June 30, 2019, the cash provided by our investing activities was a net cash inflow of $22 million compared to a net outflow of $8 million in the same period in 2018 primarily due to the net impact of the following:
•	$50 million distribution received from Northern Border as a return of investment; partially offset by
•	higher capital maintenance expenditures on our consolidated subsidiaries and continued capital spending on PXP.
Financing cash flows
The Partnership’s net cash used for financing activities was approximately $41 million higher in the six months ended June 30, 2019 compared to the same period in 2018 primarily due to the net effect of:
•	$20 million increase in net debt repayments;
•
$28 million decrease in distributions paid primarily due to the $0.35 per common unit reduction in distribution payments during the first quarter of 2019 related to performance during the fourth quarter of 2018 as compared to the same period in 2018 in response to the 2018 FERC Actions;

•	$2 million decrease in distributions paid to Class B units in 2019 as compared to 2018;
•	no ATM equity issuances in 2019 year-to-date; and
•
$12 million increase in distributions paid to non-controlling interests during the six months ended June 30, 2019 compared to the six months ended June 30, 2018 resulting from PNGTS’ higher revenue in the first quarter of 2019 compared to its revenue in the first quarter of 2018.

At June 30, 2019, our cash and cash equivalents balance was higher than our position at December 31, 2018 by approximately $12 million and our debt balance was lower by $115 million, $83 million of which was reduced during the second quarter. As of August 1, 2019, the available borrowing capacity under our Senior Credit Facility is $500 million. We believe our cash position, remaining borrowing capacity on our Senior Credit Facility, and our operating cash flows are sufficient to fund our short-term liquidity requirements, including distributions to our unitholders, ongoing capital expenditures and required debt repayments.

Non-GAAP financial measures
The following non-GAAP financial measures are presented as a supplement to our financial statements:
•	EBITDA
•	Total distributable cash flow
•	Distributable cash flow

EBITDA is an approximate measure of our operating cash flow during the current earnings period and reconciles directly to the most comparable measure of net income. It measures our earnings before deducting interest, depreciation and amortization, taxes, net income attributable to non-controlling interests, and includes earnings from our equity investments.
Total distributable cash flow and distributable cash flow provide measures of distributable cash generated during the current earnings period and reconcile directly to the net income amounts presented.
Total distributable cash flow includes EBITDA plus:
•	distributions from our equity investments
less:
•	earnings from our equity investments,
•	equity allowance for funds used during construction (if any),
•	interest expense,
•	income taxes,
•	distributions to non-controlling interests, and
•	maintenance capital expenditures from consolidated subsidiaries.
Distributable cash flow is computed net of distributions declared to the General Partner and any distributions allocable to Class B units. Distributions declared to the General Partner are based on its two percent interest plus, if applicable, an amount equal to incentive distributions. Distributions allocable to the Class B units equal 30 percent of GTN’s distributable cash flow for the year ending December 31, 2019 less $20 million (2018 - less $20 million) and, if required, the percentage by which distributions payable to common units were reduced (Class B Reduction). The Class B Reduction was implemented during the first quarter of 2018 following the Partnership’s common unit distribution reduction of 35 percent. The Class B Reduction will apply to any calendar year during which distributions payable in respect of common units for such calendar year are less than $3.94 per common unit.
The non-GAAP financial measures described above are performance measures presented to assist investors in evaluating our business performance. We believe these measures provide additional meaningful information in evaluating our financial performance and cash generating capacity.
The non-GAAP financial measures presented as part of this release are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP. Additionally, these measures as presented may not be comparable to similarly titled measures of other companies.
For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the table captioned "Reconciliation of Net income to Distributable Cash Flow” included at the end of this release.
Conference call
Members of the investment community and other interested parties are invited to participate in a teleconference by calling 800.377.0758 on Thursday, August 1, 2019 at 4:30 p.m. CDT/5:30 p.m. EDT. Nathan Brown, President of the General Partner, will discuss the second quarter financial results and provide an update on the Partnership’s business, followed by a question and answer session. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com or via the following URL: http://www.gowebcasting.com/10025. Slides for the presentation will be posted on the Partnership’s website under “Events and Presentations” prior to the webcast.
A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. CDT and midnight EDT on August 8, 2019, by calling 800.408.3053, then entering pass code 6000772#.
About TC PipeLines, LP
TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TC Energy Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.
Forward-looking statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions are intended to be “forward-looking statements”. These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation to the ability of these assets to generate ongoing value to our unitholders, impact of potential impairment charges, decreases in demand on our pipeline systems, increases in operating and compliance costs, the outcome of rate proceedings, the impact of recently issued and future accounting updates and other changes in accounting policies, potential changes in the taxation of MLP investments by state or federal governments such as the elimination of pass-through taxation or tax deferred distributions, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, and our ability to access  debt and equity markets that negatively impacts the Partnership’s ability to finance its capital spending. These and other factors that could cause future results to differ materially from those anticipated are discussed in Item 1A. in our Annual Report on Form 10-K for the year-ended December 31, 2018 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media inquiries:
Jaimie Harding / Warren Beddow
403.920.7859 or 800.608.7859

Unitholder and Analyst inquiries:
Rhonda Amundson
877.290.2772
investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statements of Income	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
(millions of dollars, except per common unit amounts)	2019	2018	2019	2018

Transmission revenues	93	111	206	226
Equity earnings	30	36	84	95
Operation and maintenance expenses	(17)	(17)	(33)	(33)
Property taxes	(6)	(7)	(13)	(14)
General and administrative	(2)	(1)	(4)	(2)
Depreciation and amortization	(19)	(24)	(39)	(48)
Financial charges and other	(21)	(23)	(43)	(46)
Net income before taxes	58	75	158	178
Income taxes	(1)	—	(1)	(1)
Net income	57	75	157	177

Net income attributable to non-controlling interests	2	2	9	8
Net income attributable to controlling interests	55	73	148	169

Net income attributable to controlling interest allocation
Common units	54	72	145	166
General Partner	1	1	3	3
	55	73	148	169

Net income per common unit – basic and diluted (a)	$0.75	$1.00	$2.03	$2.33

Weighted average common units outstanding – basic and diluted (millions)	71.3	71.3	71.3	71.2

Common units outstanding, end of period (millions)	71.3	71.3	71.3	71.3

(a)
Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to the General Partner, by the weighted average number of common units outstanding. The amount allocable to the General Partner equals an amount based upon the General Partner’s two percent general partner interest. For the year ending December 31, 2019, the amount allocable to the Class B units is equal to 30 percent of GTN’s annual distributable cash flow, less the threshold amount of $20 million and is further reduced by the Class B Reduction for 2019 (2018 – less the threshold of $20 million and the Class B Reduction).  During the six months ended June 30, 2019 and 2018, no amounts were allocated to the Class B units as the annual threshold of $20 million had not been exceeded.

TC PipeLines, LP
Financial Summary

Consolidated Balance Sheets
(unaudited)
(millions of dollars)	June 30, 2019	December 31, 2018

ASSETS
Current Assets
Cash and cash equivalents	45	33
Accounts receivable and other	33	48
Inventories	9	8
Other	3	8
	90	97
Equity investments	1,118	1,196
Property, plant and equipment
(Net of $1,145 accumulated depreciation; 2018 - $1,110)	1,520	1,529
Goodwill	71	71
Other assets	—	6
TOTAL ASSETS	2,799	2,899

LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	26	36
Accounts payable to affiliates	6	6
Accrued interest	11	12
Current portion of long-term debt	101	36
	144	90
Long-term debt, net	1,892	2,072
Deferred state income taxes	9	9
Other liabilities	34	29
	2,079	2,200
Partners’ Equity
Common units	514	462
Class B units	95	108
General partner	14	13
Accumulated other comprehensive income (loss) (AOCI)	(5)	8
Controlling interests	618	591
Non-controlling interest	102	108
	720	699
TOTAL LIABILITIES AND PARTNERS’ EQUITY	2,799	2,899

TC PipeLines, LP
Financial Summary

Consolidated Statement of Cash Flows
	Six months ended
(unaudited)	June 30,
(millions of dollars)	2019	2018

Cash Generated from Operations
Net income	157	177
Depreciation and amortization	39	48
Amortization of debt issue costs reported as interest expense	1	1
Amortization of realized losses	—	2
Equity earnings from equity investments	(84)	(95)
Distributions received from operating activities of equity investments	112	96
Change in other long-term liabilities	—	(1)
Equity allowance for funds used during construction (AFUDC equity)	(1)	—
Change in operating working capital	4	(5)
	228	223
Investing Activities
Investment in Great Lakes	(5)	(4)
Distribution received from Iroquois as return of investment	5	5
Distribution received from Northern Border as return of investment	50	—
Capital expenditures	(29)	(9)
Customer advances for construction	1	—
	22	(8)
Financing Activities
Distributions paid to common units, including the general partner	(95)	(123)
Distributions paid to Class B units	(13)	(15)
Distributions paid to non-controlling interests	(15)	(3)
Common unit issuance, net	—	40
Long-term debt issued, net of discount	20	130
Long-term debt repaid	(135)	(225)
Debt issuance costs	—	(1)
	(238)	(197)
Increase in cash and cash equivalents	12	18
Cash and cash equivalents, beginning of period	33	33
Cash and cash equivalents, end of period	45	51

TC PipeLines, LP
Supplemental Schedule

Non-GAAP Measures
Reconciliations of Net income to Distributable Cash Flow

	Three months ended		Six months ended
(unaudited)	June 30,		June 30,
(millions of dollars)	2019	2018	2019	2018
Net income	57	75	157	177

Add:
Interest expense (a)	22	25	44	48
Depreciation and amortization	19	24	39	48
Income taxes	1	—	1	1

EBITDA	99	124	241	274

Add:
Distributions from equity investments (b) (f)
Northern Border (c)	21	18	48	37
Great Lakes	9	14	32	39
Iroquois (d)	14	14	28	28
	44	46	108	104
Less:
Equity earnings:
Northern Border	(14)	(15)	(35)	(32)
Great Lakes	(9)	(12)	(29)	(36)
Iroquois	(7)	(9)	(20)	(27)
	(30)	(36)	(84)	(95)
Less:
AFUDC equity	(1)	—	(1)	—
Interest expense (a)	(22)	(25)	(44)	(48)
Income taxes	(1)	—	(1)	(1)
Distributions to non-controlling interest (e)	(3)	(2)	(10)	(9)
Maintenance capital expenditures (f)	(15)	(5)	(21)	(10)
	(42)	(32)	(77)	(68)

Total Distributable Cash Flow	71	102	188	215
General Partner distributions declared (g)	(1)	(1)	(2)	(2)
Distributions allocable to Class B units (h)	—	—	—	—
Distributable Cash Flow	70	101	186	213

(a)	Interest expense as presented includes net realized loss related to the interest rate swaps.
(b)
Amounts are calculated in accordance with the cash distribution policies of each of our equity investments. Distributions from our equity investments represent our respective share of these entities’ quarterly distributable cash for the current reporting period.

(c)	Excludes the $50 million additional distribution received from Northern Border. The entire proceeds were used by the Partnership to partially repay our 2013 Term Loan Facility.
(d)
This amount represents our proportional 49.34 percent share of the distribution declared by our equity investee, Iroquois, for the current reporting period and includes our 49.34 percent share of the Iroquois unrestricted cash distribution amounting to approximately $2 million and $5 million, respectively, for both the three and six months ended June 30, 2019 and June 30, 2018.

(e)	Distributions to non-controlling interests represent the respective share of our consolidated entities’ distributable cash from earnings not owned by us for the periods presented.
(f)
The Partnership’s maintenance capital expenditures include cash expenditures made to maintain, over the long term, the operating capacity, system integrity and reliability of our pipeline assets. This amount represents the Partnership’s and its consolidated subsidiaries’ maintenance capital expenditures and does not include the Partnership’s share of maintenance capital expenditures for our equity investments. Such amounts are reflected in “Distributions from equity investments” as those amounts are withheld by those entities from their quarterly distributable cash.

(g)	No incentive distributions were declared to the General Partner for the six months ended June 30, 2019 and 2018.
(h)
Distributions allocable to the Class B units are based on 30 percent of GTN’s distributable cash flow during the current reporting period, but declared and paid in the subsequent reporting period. During the six months ended June 30, 2019 and June 30, 2018, 30 percent of GTN’s total eligible distributions, when combined with the Class B Reduction, did not exceed the threshold level of $20 million; therefore, no distributions were allocated to the Class B units. Currently, we expect the 2019 threshold will be exceeded in the fourth quarter of 2019.